Exhibit 99.1

COLONY NORTHSTAR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

Los Angeles, CA and New York, NY, March 1, 2018 - Colony NorthStar, Inc. (NYSE:CLNS) and subsidiaries (collectively, “Colony NorthStar,” or the “Company”) today announced its financial results for the fourth quarter and full year ended December 31, 2017 and certain financial updates.

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Fourth quarter 2017 net loss attributable to common stockholders of $(368.1) million, or $(0.69) per share, and full year 2017 net loss attributable to common stockholders of $(333.1) million, or $(0.64) per share, which included a $375 million write-down of goodwill and intangibles related to our retail investment management business

•	Fourth quarter 2017 Core FFO of $95.1 million, or $0.16 per share, and FFO of $(295.5) million, or $(0.51) per share

•
Declared and paid a fourth quarter 2017 dividend of $0.27 per share of Class A and B common stock, for an aggregate post-merger 2017 dividend of $1.05 per share, which was more than covered by our full year Core FFO and taxable income

•
The Company’s Board of Directors declared a first quarter 2018 cash dividend of $0.11 per share of Class A and Class B common stock targeting an annualized dividend of $0.44 per share to approximate estimated 2018 taxable income and net cash flow, excluding gains

•	The Company’s Board of Directors authorized a new $300 million common stock repurchase program

“2017 was, on balance, a disappointing year for Colony NorthStar,” said Richard B. Saltzman, President and Chief Executive Officer. “Our financial results were not as robust as anticipated based upon continuing negative headwinds in healthcare, retail broker-dealer distribution, and less than expected returns in our residual real estate private equity secondaries and CDO portfolios. However, we achieved more than expected on the strategic front in terms of asset and platform sales, refinancings, synergies, and general streamlining, all with the goal of simplifying our business and emphasizing a few select areas of growth prospectively. In 2018, we will continue to be a net seller of non-core assets with a conservative bias to protect liquidity for further deleveraging, potential stock repurchases, and select investments in growth areas that are consistent with turbo-charging our investment management business. As announced today, we have reset our dividend to approximate expected taxable income and net cash flow, excluding the contribution of gains, and we expect to be in a position to grow the dividend in the future.”

Fourth Quarter and Full Year 2017 Highlights

•
During the fourth quarter 2017, the Company completed $632 million of asset monetizations for an aggregate $4.9 billion of asset monetizations in 2017 furthering its goal to simplify its business and balance sheet

•
The Company has exceeded, on a run-rate basis, its original annual synergies target of $115 million (which includes stock compensation savings) by approximately $35 million, or 30%, and its original annual cash synergies target of $80 million by approximately $15 million, or 20%

•
During the fourth quarter 2017, the Company and its share of affiliates raised approximately $280 million of third-party capital from institutional clients and retail investors achieving its annual target of $2.0 billion for the full year 2017

•
During the fourth quarter 2017, the Company and funds managed by the Company invested and agreed to invest $379 million comprised of $195 million and $184 million, respectively, and for the full year 2017, the Company and funds managed by the Company invested and agreed to invest $2.8 billion comprised of $1.8 billion and $1.0 billion, respectively

•	Subsequent to the fourth quarter 2017:

•	Successfully listed Colony NorthStar Credit Real Estate, Inc. (NYSE: CLNC), a commercial real estate credit REIT, creating a new permanent capital vehicle externally managed by the Company

•
The Company, in partnership with Digital Bridge, held a closing for a new digital real estate infrastructure fund with total callable commitments of $1.4 billion, inclusive of a $117 million capital commitment by subsidiaries of the Company

•
The Company has approximately of $1.2 billion of liquidity through cash-on-hand and availability under its revolving credit facility to conduct share repurchases and/or invest in its target verticals and investment management strategies

Fourth Quarter 2017 Operating Results and Investment Activity by Segment
Colony NorthStar holds investment interests in five reportable segments: Healthcare Real Estate; Industrial Real Estate; Hospitality Real Estate; Other Equity and Debt; and Investment Management.

Healthcare Real Estate
As of December 31, 2017, the consolidated healthcare portfolio consisted of 417 properties: 192 senior housing properties, 109 medical office properties, 102 skilled nursing facilities and 14 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71% as of December 31, 2017. The healthcare portfolio earns rental and escalation income from leasing space to various healthcare tenants and operators. The leases are for fixed terms of varying length and generally provide for rent and expense reimbursements to be paid in monthly installments. The healthcare portfolio also generates operating income from healthcare properties operated through management agreements with independent third-party operators, predominantly through structures permitted by the REIT Investment Diversification and Empowerment Act of 2007, or RIDEA.

During the fourth quarter 2017, this segment’s net loss attributable to common stockholders was $(17.7) million, Core FFO was $17.5 million and consolidated NOI was $76.8 million. In the fourth quarter 2017, healthcare same store portfolio sequential quarter to quarter comparable revenue declined (3.2)% and net operating income declined (1.0)% primarily attributed to lower occupancy in senior housing operating properties and hurricane Harvey expenses not covered by insurance and increased labor costs, offset by lower bad debt expense. Compared to the same period last year, fourth quarter 2017 same store revenue growth was 1.6% and net operating income declined (1.7)% primarily attributable to hurricane Harvey expenses not covered by insurance and increased labor costs. Healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 416 properties in the sequential quarter to quarter and year to year comparisons.

The following table presents NOI and certain operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNS OP	Same Store
	NOI	Share NOI(1)	Consolidated NOI		Occupancy %(2)		TTM Coverage(3)
($ In millions)	Q4 2017	Q4 2017	Q4 2017	Q3 2017	Q4 2017	Q3 2017	9/30/17	6/30/17
Senior Housing - Operating	$15.8	$11.2	$15.8	$18.7	87.4%	87.8%	N/A	N/A
Medical Office Buildings	13.3	9.4	13.4	13.7	82.9%	83.5%	N/A	N/A
Triple-Net Lease:
Senior Housing	15.2	10.8	15.2	14.6	82.9%	82.3%	1.4x	1.4x
Skilled Nursing Facilities	27.3	19.3	27.3	25.4	82.1%	82.2%	1.2x	1.2x
Hospitals	5.2	3.7	5.2	5.3	58.4%	61.5%	2.5x	3.0x
Healthcare Total/W.A.	$76.8	$54.4	$76.9	$77.7	82.8%	82.9%	1.4x	1.5x
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(1)	CLNS OP Share NOI represents fourth quarter 2017 Consolidated NOI multiplied by CLNS OP’s ownership interest as of December 31, 2017.

(2)	Occupancy % for Senior Housing - Operating represents average during the presented quarter, MOB’s is as of last day in the quarter and for other types represents average during the prior quarter.

(3)	Represents the ratio of EBITDAR to cash rent on a trailing twelve month basis.

Asset Dispositions and Financing
During the fourth quarter 2017, the consolidated healthcare portfolio disposed of one non-core skilled nursing facility with 120 beds for $6 million and acquired a triple-net lease senior housing property formally financed under the Company’s U.K. development lending facility.

Subsequent to the fourth quarter 2017, the consolidated healthcare portfolio disposed of three non-core skilled nursing facilities totaling 471 beds for an aggregate $14 million.

Industrial Real Estate
As of December 31, 2017, the consolidated industrial portfolio consisted of 369 primarily light industrial buildings totaling 43.3 million rentable square feet across 17 major U.S. markets and was 95% leased. The Company’s equity interest in the consolidated Industrial Real Estate segment was approximately 41% as of December 31, 2017. On December 31, 2017, the Company closed on $26 million of new third-party capital, which was primarily used to partially redeem another third-party investor. Total third-party capital commitments were in excess of $1.1 billion compared to cumulative balance sheet contributions of $750 million as of December 31, 2017. The Company continues to own a 100% interest in the related operating platform. The Industrial Real Estate segment is comprised of and primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets targeting multi-

tenant buildings of up to 500,000 square feet and single tenant buildings of up to 250,000 square feet with an office buildout of less than 20%.

During the fourth quarter 2017, this segment’s net income attributable to common stockholders was $9.5 million, Core FFO was $15.8 million and consolidated NOI was $46.0 million. In the fourth quarter 2017, industrial same store portfolio sequential quarter to quarter comparable revenue grew 2.2% and net operating income grew 2.6%. Compared to the same period last year, fourth quarter 2017 same store revenue grew by 5.3% and net operating income grew 5.2%. Industrial same store portfolio is defined as buildings in operation throughout the full periods presented under the comparison and included 331 and 302 buildings in the sequential quarter to quarter and year to year comparisons, respectively.

The following table presents NOI and certain operating metrics in the Company’s Industrial Real Estate segment:

	Consolidated	CLNS OP	Same Store
	NOI	Share NOI (1)	Consolidated NOI		Leased %(2)
($ In millions)	Q4 2017	Q4 2017	Q4 2017	Q3 2017	Q4 2017	Q3 2017
Industrial	$46.0	$19.1	$40.2	$39.2	95.5%	95.2%
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(1)	CLNS OP Share NOI represents fourth quarter 2017 Consolidated NOI multiplied by CLNS OP’s ownership interest as of December 31, 2017.

(2)	Leased % represents the last day of the presented quarter.

Asset Acquisitions, Dispositions and Financing
During the fourth quarter 2017, the consolidated industrial portfolio acquired three industrial buildings totaling approximately 0.5 million square feet for approximately $33 million and disposed of 22 non-core buildings totaling approximately 1.3 million square feet for approximately $85 million.

Subsequent to the fourth quarter 2017, the consolidated industrial portfolio acquired four industrial building totaling approximately 0.5 million square feet for approximately $39 million.

During the fourth quarter 2017, the consolidated industrial portfolio closed on an aggregate $153 million of fixed rate loans with a weighted average interest rate and term of 3.76% and 12.9 years, respectively.

Hospitality Real Estate
As of December 31, 2017, the consolidated hospitality portfolio consisted of 167 properties: 97 select service properties, 66 extended stay properties and 4 full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94% as of December 31, 2017. The hospitality portfolio is geographically diverse, consisting primarily of premium branded select service hotels and extended stay hotels located mostly in major metropolitan markets, of which a majority are affiliated with top hotel brands. The select service hospitality portfolio, referred to as the THL Hotel Portfolio, which the Company acquired through consensual transfer during the third quarter 2017, is not included in the Hospitality Real Estate segment and is included in the Other Equity and Debt segment.

During the fourth quarter 2017, this segment’s net loss attributable to common stockholders was $(14.3) million, Core FFO was $24.2 million and consolidated EBITDA was $60.0 million. Compared to the same period last year, fourth quarter 2017 hospitality same store portfolio revenue increased 3.5% and EBITDA increased 4.1%, primarily due to increased demand at hotel properties following hurricanes Harvey and Irma. The Company’s hotels typically experience seasonal variations in occupancy which may cause quarterly fluctuations in revenues and therefore sequential quarter to quarter revenue and EBITDA result comparisons are not meaningful. Hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 167 hotels in the year to year comparison.

The following table presents EBITDA and certain operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNS OP Share					Avg. Daily Rate		RevPAR
	EBITDA (1)	EBITDA(2)	Consolidated EBITDA		Occupancy %(3)		(In dollars)(3)		(In dollars)(3)
($ In millions)	Q4 2017	Q4 2017	Q4 2017	Q4 2016	Q4 2017	Q4 2016	Q4 2017	Q4 2016	Q4 2017	Q4 2016
Marriott	$47.6	$44.9	$47.6	$45.3	69.4%	68.5%	$126	$123	$87	$84
Hilton	9.0	8.5	9.0	9.0	74.0%	73.7%	123	121	91	89
Other	3.4	3.2	3.4	3.3	75.5%	70.1%	129	133	97	93
Total/W.A.	$60.0	$56.6	$60.0	$57.6	70.5%	69.4%	$126	$123	$88	$85
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(1)	Q4 2017 Consolidated EBITDA excludes FF&E reserve amounts of $8.6 million.

(2)	CLNS OP Share EBITDA represents fourth quarter 2017 Consolidated EBITDA multiplied by CLNS OP’s ownership interest as of December 31, 2017.

(3)	For each metric, data represents average during the presented quarter.

Other Equity and Debt
The Company owns a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Strategic investments primarily include our 37% interest in CLNC, 10% interest in NorthStar Realty Europe (NYSE: NRE) and other investments for which the Company acts as a general partner or manager (“GP Co-Investments”) and receives various forms of investment management economics on the related third-party capital. Non-strategic investments are composed of those investments the Company does not intend to own for the long term including net leased assets; real estate loans; other real estate equity including the THL Hotel Portfolio and the Company’s interest in Albertsons; limited partnership interests in third-party sponsored real estate private equity funds; and multiple classes of commercial real estate (“CRE”) securities. During the fourth quarter 2017, this segment’s aggregate net income attributable to common stockholders was $23.0 million and Core FFO was $47.7 million.

As of December 31, 2017, the undepreciated carrying value of assets and equity within the Other Equity and Debt segment were $5.7 billion and $4.0 billion, respectively.

	CLNS OP Share
	December 31, 2017
	Undepreciated Carrying Value
($ In millions)	Assets	Equity
Strategic:
Interest in publicly managed companies (CLNC and NRE)(1)	$1,236	$1,236
GP co-investments	453	405
Strategic Subtotal	1,689	1,641

Non-Strategic:
Other Real Estate Equity & Albertsons	1,979	1,050
Real Estate Debt	1,174	790
Net Lease Real Estate Equity	563	226
Real Estate Private Equity Funds and CRE Securities	337	337
Non-Strategic Subtotal	4,053	2,403
Total Other Equity and Debt	$5,742	$4,044
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(1)
For CLNC, represents the net carrying value of the assets contributed to CLNC as of December 31, 2017. Assets value equal to net carrying value of equity as the Company’s interest will be accounted for under the equity method.

Colony NorthStar Credit Real Estate, Inc. (“CLNC”)
On February 1, 2018, Colony NorthStar Credit Real Estate, Inc., a leading commercial real estate credit REIT, announced the completion of the combination of a select portfolio of the Company’s assets and liabilities from the Other Equity and Debt segment with NorthStar Real Estate Income Trust, Inc. (“NorthStar I”) and NorthStar Real Estate Income II, Inc. (“NorthStar II”) in an all-stock transaction. In connection with the closing, CLNC completed the listing of its Class A common stock on the New York Stock Exchange under the ticker symbol “CLNC.” The combination creates a permanent capital vehicle, externally managed by the Company, with approximately $5.1 billion in assets and $3.3 billion in equity value as of September 30, 2017 on a pro forma basis. The Company owns 37% of CLNC and earns an annual base management fee of 1.5% on stockholders’ equity and an incentive fee of 20% of CLNC’s core earnings over a 7% hurdle rate. CLNC recently declared its first monthly dividend of $0.145 per share, or $1.74 per share annualized, payable on March 16, 2018 for shareholders of record on March 8, 2018.

Other Equity and Debt Segment Asset Acquisitions, Dispositions and Financing
During the fourth quarter 2017, the Company invested and agreed to invest approximately $181 million in other real estate equity and debt investments, which all represented immediate or future GP co-investments, including a $142 million commitment in Andean Tower Partners, a South American cell tower owner and operator, which is expected to be contributed to the new digital real estate infrastructure fund, co-sponsored by the Company and Digital Bridge.

During the fourth quarter 2017, the Company obtained over $1.0 billion of consolidated debt primarily used to refinance all of the approximately $890 million of assumed debt in the THL Hotel Portfolio, a portfolio of approximately 150 select service hotels, which the Company and certain investment vehicles managed by affiliates of the Company acquired through a consensual transfer on July 1, 2017. The new loan, which extends maturity from 2018 to 2022, will facilitate the execution of the strategic value-add plan by providing excess proceeds for capital expenditures. As of December 31, 2017, the Company's equity ownership in the portfolio was approximately 55%.

Investment Management
The Company’s Investment Management segment includes the business and operations of managing capital on behalf of third-party investors through closed and open-end private funds, non-traded and traded real estate investment trusts and registered investment companies. As of December 31, 2017, the Company had $26.9 billion of third-party AUM pro forma for the public listing of CLNC compared to $41.7 billion as of September 30, 2017. The decrease was primarily due to the sale of our interest in The Townsend Group (“Townsend”), which represented $14.8 billion of AUM as of September 30, 2017. As of December 31, 2017, Fee-Earning Equity Under Management (“FEEUM”) was $15.4 billion, pro forma for the public listing of CLNC and management agreement amendments of NRE and NorthStar Healthcare Income, Inc. (“NHI”). During the fourth quarter 2017, this segment’s aggregate net loss attributable to common stockholders was $(254.6) million and Core FFO was $69.6 million. The Investment Management segment’s net loss included a $316 million write-down of goodwill related to the retail investment management business and $59 million write-down related to management contract intangibles for NHI based on an amendment to its advisory agreement and

NorthStar/RXR NY Metro. Excluding Townsend and the write-down of goodwill and management contract intangibles, this segments net income would be $104.9 million and Core FFO would be $62.0 million.

Sale of Townsend
During the fourth quarter 2017, the Company closed the sale of Townsend for $475 million. Net proceeds to affiliates of Colony NorthStar for its 84% ownership interest after transaction and other expenses were approximately $379 million.

NRE Management Agreement Amendment
During the fourth quarter 2017, the Company agreed to amend and restate its management contract with NRE effective January 1, 2018. Key terms of the amendment include, among other terms: 1) the restructuring of the base management fee, which changed from a fixed base fee to a variable fee based on EPRA NAV (as defined in NRE’s public filings with the SEC); 2) modification of the incentive fee, which changed from being based on CAD (as defined in NRE’s public filings with the SEC) per share to 20% over the excess of the Total Stockholder Return (as defined in NRE’s public filings with the SEC, and subject to a high water mark established when an incentive is realized) over a cumulative 10% annual hurdle rate; and 3) reduction of term from an initial 20 year term to a five year term. Under the terms of the amended and restated management agreement, beginning with NRE's 2018 annual stockholder's meeting, the Company will have the right to nominate one director (who is expected to be one of NRE's current directors employed by the Company) to NRE's Board of Directors. In addition, NRE provided the Company with an ownership waiver under NRE’s charter, which allows the Company to purchase up to 45% of NRE’s common stock. In connection with the waiver, the Company agreed that for all matters submitted to a vote of NRE’s stockholders, to the extent the Company owns more than 25% of NRE’s common stock, the Company will vote the excess shares in the same proportion that the remaining NRE shares not owned by the Company are voted. The amendments to NRE’s management agreement and the ownership waiver were approved by a strategic review committee formed in 2017 by NRE's Board of Directors.

NorthStar Healthcare Income, Inc. Management Agreement Amendment
During the fourth quarter 2017, the Company agreed to amend and restate its management agreement with NHI effective January 1, 2018. Key terms of the amended management agreement include, among other terms: (1) the Company will no longer receive an acquisition fee in connection with NHI’s acquisitions of real property or debt investments; and (2) the Company’s monthly asset management fee will be equal to one-twelfth of 1.5% of NHI’s most recently published aggregate estimated net asset value, with $2.5 million per calendar quarter of such fee paid in shares of NHI common stock at a price per share equal to the most recently published net asset value per share, as may be subsequently adjusted for any special distribution.

Capital Raising and Investment Activity
During the fourth quarter 2017, the Company and its share of affiliates raised approximately $280 million of third-party capital from institutional clients and retail investors.

During the fourth quarter 2017, institutional funds and retail companies managed by the Company, excluding the industrial open-end fund, invested and agreed to invest approximately $165 million in real estate equity, debt and CRE securities investments.

Combination of S2K and NorthStar Securities
Subsequent to the fourth quarter 2017, the Company entered into a definitive agreement with S2K Financial Holdings, LLC ("S2K”) to combine the Company’s broker-dealer, NorthStar Securities, LLC (“NorthStar Securities”) with S2K to create a market leading retail distribution business, which will be rebranded as Colony S2K Holdings, LLC ("Colony S2K"). Colony S2K will distribute both current and future investment products of Colony NorthStar and S2K. S2K is the holding company of S2K Financial, LLC, a registered broker-dealer wholesale distributor of investment vehicles and funds. Subject to customary closing conditions, including completion of required regulatory filings, the proposed transaction is expected to close in the second quarter 2018. There is no assurance that the proposed transaction will be consummated on the terms and timeline discussed herein, or at all.

Digital Real Estate Infrastructure
Subsequent to the fourth quarter 2017, the Company, in partnership with Digital Bridge, held a closing for a new digital real estate infrastructure fund with total callable commitments of $1.4 billion, inclusive of an approximately $117 million capital commitment by certain subsidiaries of the Company. The Company’s investment in Andean Tower Partners, a South American cell tower owner and operator, is expected to be contributed to this new fund within approximately 30 days of the fund’s initial closing.

Assets Under Management (“AUM”)
As of December 31, 2017, following the sale of Townsend and pro forma the public listing of CLNC, the Company had $43 billion of AUM:

($ In billions)	Amount	% of Grand Total

Balance Sheet (CLNS OP Share):
Healthcare	$4.1	9.6%
Industrial	1.3	2.9%
Hospitality	3.9	9.3%
Other Equity and Debt	4.6	10.7%
CLNC: Investments contributed to CLNC(1)	1.9	4.4%
Balance Sheet Subtotal	15.8	36.9%

Investment Management:
Institutional Funds	9.9	23.2%
Retail Companies	3.7	8.7%
Colony NorthStar Credit Real Estate (NYSE:CLNC)(2)	3.2	7.6%
NorthStar Realty Europe (NYSE:NRE)	2.2	5.2%
Pro Rata Corporate Investments	7.9	18.4%
Investment Management Subtotal	26.9	63.1%

Grand Total	$42.7	100.0%
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(1)	Represents the Company’s 37% ownership share of CLNC’s pro forma September 30, 2017 gross asset value of $5.1 billion.

(2)	Represents 3rd party 63% ownership share of CLNC’s pro forma September 30, 2017 gross asset value of $5.1 billion.

Liquidity and Financing
As of February 26, 2018, the Company had approximately $1.2 billion of liquidity through cash-on-hand and availability under its revolving credit facility.

In October 2017, the Company redeemed all of the shares of its 8.875% Series C cumulative redeemable perpetual preferred stock and approximately 7.9 million shares, or 56.3%, of its 8.50% Series B cumulative redeemable perpetual preferred stock.

On November 2, 2017, the Company exchanged $0.3 million of outstanding principal of its 5.375% exchangeable notes into shares of its class A common stock.

Common Stock and Operating Company Units
As of February 26, 2018, the Company had approximately 540.5 million shares of Class A and B common stock outstanding and the Company’s operating partnership had approximately 32.3 million operating company units outstanding held by members other than the Company or its subsidiaries.

During the fourth quarter 2017, the Company repurchased approximately 6.1 million shares of its Class A common stock for $75 million resulting in aggregate 2017 repurchases of approximately 23.4 million shares for $300 million, representing the entire amount authorized by the Company’s Board of Directors in February 2017.

On February 26, 2018, the Company’s Board of Directors provided a new authorization for the Company to purchase up to $300 million of its outstanding common stock.

Common and Preferred Dividends
On November 2, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share of Class A and Class B common stock for the fourth quarter of 2017, which was paid on January 16, 2018 to respective stockholders of record on December 29, 2017. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share, Series D stock - $0.53125 per share and Series E stock - $0.546875 per share, such dividends were paid on February 15, 2018 to the respective stockholders of record on February 9, 2018 and (ii) with respect to each of the

Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.55911 per share, such dividends were paid on January 16, 2018 to the respective stockholders of record on December 29, 2017.

On February 26, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share of Class A and Class B common stock for the first quarter of 2018, which will be paid on April 16, 2018 to respective stockholders of record on March 30, 2018. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share, Series D stock - $0.53125 per share and Series E stock - $0.546875 per share, such dividends to be paid on May 15, 2018 to the respective stockholders of record on May 10, 2018 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends to be paid on April 16, 2018 to the respective stockholders of record on April 10, 2018.

Non-GAAP Financial Measures and Definitions

Assets Under Management (“AUM”)
Assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is generally based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at December 31, 2017, while retail companies and NorthStar Realty Europe are presented as of February 26, 2018. AUM further includes a) uncalled capital commitments and b) for corporate investments in affiliates with asset and investment management functions, includes the Company’s pro-rata share of each affiliate’s assets as presented and calculated by the affiliate. Affiliates include RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

CLNS OP
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. CLNS OP share excludes noncontrolling interests in investment entities.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) for corporate investments in affiliates with asset and investment management functions, includes the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. FEEUM is presented pro-forma for transactions subsequent to the fourth quarter 2017, including the NorthStar Healthcare and NorthStar Realty Europe management agreement amendments and the public listing of CLNC. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations ("FFO") in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.

The Company computes core funds from operations ("Core FFO") by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and straight-line rent expense on ground leases; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses on derivatives and foreign currency remeasurements; (viii) acquisition-related expenses, merger and integration costs; (ix) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (x) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xi) non-real estate depreciation and amortization; (xii) change in fair value of contingent consideration; and (xiii) tax effect on certain of the foregoing adjustments.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance.

Net Operating Income (“NOI”) / Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”)
NOI for healthcare and industrial segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

EBITDA for the hospitality real estate segment represents net income from continuing operations of that segment excluding the impact of interest expense, income tax expense or benefit, and depreciation and amortization.

The Company believes that NOI and EBITDA are useful measures of operating performance of its respective real estate portfolios as they are more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI and EBITDA exclude historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI and EBITDA provide a measure of operating performance independent of the Company’s capital structure and indebtedness.

However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI and EBITDA. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

Fourth Quarter 2017 Conference Call
The Company will conduct a conference call to discuss the financial results on Thursday, March 1, 2018 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at http://www.clns.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting March 1, 2018, at 10:00 a.m. PT / 1:00 p.m. ET, through March 8, 2018, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13676196. International callers should dial (412) 317-6671 and enter the same conference ID number.

Supplemental Financial Report
A Fourth Quarter 2017 Supplemental Financial Report is available on the Company’s website at www.clns.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony NorthStar, Inc.
Colony NorthStar, Inc. (NYSE:CLNS) is a leading global real estate and investment management firm. The Company resulted from the January 2017 merger between Colony Capital, Inc., NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp. The Company has significant property holdings in the healthcare, industrial and hospitality sectors, other equity and debt investments and an embedded institutional and retail investment management business. The Company currently has assets under management of $43 billion and manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts and registered investment companies. In addition, the Company owns NorthStar Securities, LLC, a captive broker-dealer platform which raises capital in the retail market. The firm maintains principal offices in Los Angeles and New York, with more than 500 employees in offices located across 18 cities in ten countries. The Company will elect to be taxed as a REIT for U.S. federal income tax purposes. For additional information regarding the Company and its management and business, please refer to www.clns.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, our failure to achieve anticipated synergies in and benefits of the completed merger among NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp., the impact of changes to organizational structure and employee composition, the timing and pace of growth of the Company's Industrial platform, the performance of the Company’s investment in Colony NorthStar Credit Real Estate, Inc., whether the Company will realize any anticipated benefits from the Digital Bridge partnership, the Company’s ability to simplify its business, including emphasizing a few areas of growth, the Company's portfolio composition, Colony NorthStar’s liquidity, including its ability to be a net seller of non-core assets with a conservative basis to protect liquidity, whether the Company can turbo-charge its investment management business, the Company's expected taxable income and net cash flows, excluding the contribution of gains, our ability to grow the dividend at all in the future the impact to the Company of the management agreement amendments with NorthStar Healthcare Income, Inc. and NorthStar Realty Europe Corp., whether Colony NorthStar will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, the timing of and ability to complete repurchases of Colony NorthStar’s stock, Colony NorthStar’s ability to maintain inclusion and relative performance on the RMZ, Colony NorthStar’s leverage, including the timing and amount of borrowings under its credit facility, increased interest rates and operating costs, adverse economic or real estate developments in Colony NorthStar’s markets, Colony NorthStar’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony NorthStar’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony NorthStar’s reports filed from time to time with the SEC.

Colony NorthStar cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony NorthStar is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony NorthStar does not intend to do so.

Source: Colony NorthStar, Inc.
Investor Contacts:
Colony NorthStar, Inc.
Darren J. Tangen
Executive Vice President and Chief Financial Officer
310-552-7230
or
Addo Investor Relations
Lasse Glassen
310-829-5400

(FINANCIAL TABLES FOLLOW)

COLONY NORTHSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$921,822	$376,005
Restricted cash	471,078	111,959
Real estate, net	14,464,258	3,243,631
Loans receivable, net ($45,423 and $0 at fair value, respectively)	3,223,762	3,430,608
Investments in unconsolidated ventures ($363,901 and $0 at fair value, respectively)	1,655,239	1,052,995
Securities, at fair value	383,942	23,446
Goodwill	1,534,561	680,127
Deferred leasing costs and intangible assets, net	852,872	278,741
Assets held for sale ($49,498 and $67,033 at fair value, respectively)	781,630	292,924
Other assets ($10,150 and $36,101 at fair value, respectively)	444,968	260,585
Due from affiliates	51,518	9,971
Total assets	$24,785,650	$9,760,992
Liabilities
Debt, net ($44,542 and $0 at fair value, respectively)	$10,827,810	$3,715,618
Accrued and other liabilities ($212,267 and $5,448 at fair value, respectively)	898,161	286,952
Intangible liabilities, net	191,109	19,977
Liabilities related to assets held for sale	273,298	14,296
Due to affiliates ($20,650 and $41,250 at fair value, respectively)	23,534	41,250
Dividends and distributions payable	188,202	65,972
Total liabilities	12,402,114	4,144,065
Commitments and contingencies
Redeemable noncontrolling interests	34,144	—
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,636,605 and $625,750 liquidation preference, respectively; 250,000 and 50,000 shares authorized, respectively; 65,464 and 25,030 shares issued and outstanding, respectively	1,606,966	607,200
Common stock, $0.01 par value per share
Class A, 949,000 and 658,369 shares authorized; 542,599 and 166,440 shares issued and outstanding (1)	5,426	1,664
Class B, 1,000 shares authorized; 736 and 770 shares issued and outstanding (1)	7	8
Additional paid-in capital	7,913,622	2,443,100
Distributions in excess of earnings	(1,165,412)	(246,064)
Accumulated other comprehensive income (loss)	47,316	(32,109)
Total stockholders’ equity	8,407,925	2,773,799
Noncontrolling interests in investment entities	3,539,072	2,453,938
Noncontrolling interests in Operating Company	402,395	389,190
Total equity	12,349,392	5,616,927
Total liabilities, redeemable noncontrolling interests and equity	$24,785,650	$9,760,992

__________

(1)
As a result of the Merger, each outstanding share of common stock of Colony Capital, Inc. was exchanged for the right to receive 1.4663 of Class A common stock of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

COLONY NORTHSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues
Property operating income	$572,787	$94,355	$2,113,837	$371,082
Interest income	83,339	91,612	416,625	385,851
Fee income	53,527	18,384	220,789	67,731
Other income	10,691	4,122	45,483	14,193
Total revenues	720,344	208,473	2,796,734	838,857
Expenses
Property operating expense	311,437	28,992	1,113,509	118,461
Interest expense	156,230	43,448	574,822	170,083
Investment, servicing and commission expense	23,629	6,218	67,597	23,666
Transaction costs	1,443	21,967	95,859	40,605
Depreciation and amortization	164,554	42,406	617,779	171,682
Provision for loan loss	6,834	17,593	19,741	35,005
Impairment loss	375,007	6,256	420,360	11,717
Compensation expense	89,286	31,149	346,885	111,838
Administrative expenses	30,895	12,939	113,456	51,699
Total expenses	1,159,315	210,968	3,370,008	734,756
Other income
Gain on sale of real estate assets	40,669	5,502	137,370	73,616
Other gain (loss), net	(18,523)	146	(25,814)	18,416
Earnings from investments in unconsolidated ventures	31,318	27,149	285,151	99,375
Income (loss) before income taxes	(385,507)	30,302	(176,567)	295,508
Income tax benefit (expense)	91,409	(5,647)	98,399	(4,782)
Net income (loss) from continuing operations	(294,098)	24,655	(78,168)	290,726
Income (loss) from discontinued operations	(486)	—	13,555	—
Net income (loss)	(294,584)	24,655	(64,613)	290,726
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	20,528	—	23,543	—
Investment entities	42,231	32,576	129,996	163,084
Operating Company	(21,605)	(3,204)	(20,261)	12,324
Net income (loss) attributable to Colony NorthStar, Inc.	(335,738)	(4,717)	(197,891)	115,318
Preferred stock redemption	—	—	4,530	—
Preferred stock dividends	32,344	12,093	130,672	48,159
Net income (loss) attributable to common stockholders	$(368,082)	$(16,810)	$(333,093)	$67,159
Basic earnings (loss) per share (1)
Net income (loss) from continuing operations per basic common share	$(0.69)	$(0.11)	$(0.66)	$0.39
Net income (loss) per basic common share	$(0.69)	$(0.11)	$(0.64)	$0.39
Diluted earnings per share (1)
Net income (loss) from continuing operations per diluted common share	$(0.69)	$(0.11)	$(0.66)	$0.39
Net income (loss) per diluted common share	$(0.69)	$(0.11)	$(0.64)	$0.39
Weighted average number of shares (1)
Basic	536,583	165,017	532,600	164,570
Diluted	536,583	165,017	532,600	164,570
__________

(1)
As a result of the Merger, each outstanding share of common stock of Colony Capital, Inc. was exchanged for the right to receive 1.4663 of Class A common stock of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

COLONY NORTHSTAR, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

Three Months Ended December 31, 2017
Net loss attributable to common stockholders	$(368,082)
Adjustments for FFO attributable to common interests in Operating Company:
Net loss attributable to noncontrolling common interests in Operating Company	(21,605)
Real estate depreciation and amortization	150,930
Impairment write-downs associated with depreciable real estate	8,994
Gain from sales of depreciable real estate	(40,333)
Less: Adjustments attributable to noncontrolling interests in investment entities	(25,426)
FFO attributable to common interests in Operating Company and common stockholders	(295,522)

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO(1)	5,794
Gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment	306,939
Equity-based compensation expense (2)	42,917
Straight-line rent revenue and straight-line rent expense on ground leases	(6,282)
Change in fair value of contingent consideration	(6,260)
Amortization of acquired above- and below-market lease values	(8,364)
Amortization of deferred financing costs and debt premiums and discounts	24,304
Unrealized fair value gains and foreign currency remeasurements	(452)
Acquisition and merger-related transaction costs	1,475
Merger integration costs (3)	9,929
Amortization and impairment of investment management intangibles	73,504
Non-real estate depreciation and amortization	2,764
Gain on remeasurement of consolidated investment entities and the effect of amortization thereof	9,406
Deferred tax benefit, net (4)	(71,519)
Less: Adjustments attributable to noncontrolling interests in investment entities	6,436
Core FFO attributable to common interests in Operating Company and common stockholders	$95,069

FFO per common share / common OP unit (5)	$(0.51)
FFO per common share / common OP unit—diluted (6)	$(0.51)
Core FFO per common share / common OP unit (5)	$0.16
Core FFO per common share / common OP unit—diluted (6)	$0.16
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (5)	577,166
Weighted average number of common OP units outstanding used for FFO per common share and OP unit—diluted (5)(6)	577,930
Weighted average number of common OP units outstanding used for Core FFO per common share and OP unit—diluted (5)(6)	579,068
__________

(1)
Net of $19.1 million of depreciation, amortization and impairment charges previously adjusted to calculate FFO and Core Earnings, a non-GAAP measure used by Colony Capital, Inc. prior to its internalization of the manager.

(2)	Includes $30.3 million of replacement award amortization.

(3)
Merger integration costs represent costs and charges incurred during the integration of Colony, NSAM and NRF. These integration costs are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the merger integration. The majority of integration costs consist of severance, employee costs of those separated or scheduled for separation, system integration and lease terminations.

(4)
Adjustment represents the non-cash tax benefit from the amortization and impairment of investment management intangibles assumed in business combinations and the non-cash tax benefit of reduced deferred tax liabilities resulting from the Tax Cuts and Jobs Act enacted in 2017, which decreased the federal corporate income tax rate from 35% to 21%.

(5)
Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares. As a result of the Merger, each outstanding share of common stock of Colony Capital, Inc. was exchanged for the right to receive 1.4663 of Class A common stock of Colony NorthStar. All historical share counts and per share amounts have been adjusted to reflect the exchange ratio.

(6)
For the three months ended December 31, 2017, included in the calculation of diluted Core FFO per share is the effect of adding back $0.2 million of interest expense associated with convertible senior notes and 1.1 million weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes. Such interest expense and weighted average dilutive common share equivalents are excluded for the calculation of diluted FFO as the effect would be antidilutive.

COLONY NORTHSTAR, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI/EBITDA

The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare, Industrial, and Hospitality segments to NOI or EBITDA and (2) a reconciliation of such segments' net income (loss) for the three months ended December 31, 2017 to NOI or EBITDA:

NOI and EBITDA were determined as follows:

	Three Months Ended December 31, 2017
(In thousands)	Healthcare	Industrial	Hospitality
Total revenues	$157,267	$66,595	$196,609
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(12,332)	(1,841)	(44)
Interest income	—	(226)	—
Other income	—	(121)	—
Property operating expenses (1)	(68,165)	(17,884)	(136,533)
Compensation expense (1)	—	(523)	—
NOI or EBITDA	$76,770	$46,000	$60,032
_________

(1)
For healthcare and hospitality, property operating expenses includes property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

The following table presents a reconciliation of net income (loss) from continuing operations of the healthcare, industrial and hospitality segments to NOI or EBITDA of the respective segments.

	Three Months Ended December 31, 2017
(In thousands)	Healthcare	Industrial	Hospitality
Net income (loss) from continuing operations	$(21,789)	$23,946	$(16,166)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(12,332)	(1,841)	(44)
Interest income	—	(226)	—
Interest expense	47,734	9,403	36,245
Transaction, investment and servicing costs	2,889	8	2,582
Depreciation and amortization	48,793	29,812	35,171
Impairment loss	6,125	—	—
Compensation and administrative expense	1,709	2,629	1,607
Gain on sale of real estate	—	(15,917)	—
Other (gain) loss, net	(374)	—	67
Other income	—	(121)	—
Earnings from investments in unconsolidated ventures	—	(1,781)	—
Income tax benefit	4,015	88	570
NOI or EBITDA	$76,770	$46,000	$60,032

The following table summarizes Q4 2017 net income (loss) from continuing operations by segment:

(In thousands)	Net income (Loss) From Continuing Operations
Healthcare	$(21,789)
Industrial	23,946
Hospitality	(16,166)
Other Equity and Debt	57,137
Investment Management	(248,807)
Amounts Not Allocated to Segments	(88,419)
Total Consolidated	$(294,098)